Exhibit 10.1

May 15, 2008

Mark P. Murphy

21295 Clear Haven Dr.

Yorba Linda, CA 92886

Dear Mark:

On behalf of the Board of Directors I am pleased to confirm an amended letter of employment as Chief Executive Officer of Pro-Dex Inc. (“the Company”) as an “at-will” employee, serving at the pleasure of the Board of Directors and in accordance with the Company’s Bylaws (and applicable law). As Chief Executive Officer, you will perform the duties assigned to you from time to time by the Board of Directors. You may also be required to serve as the CEO and/or director of subsidiaries or other related entities of the Company with no additional compensation. This position will initially be based out of our Santa Ana, California office.

Salary

Your official start date will be August 31, 2006 (“the Starting Date”). Your bi-weekly salary will be $10,769.23 which equals $280,000 on an annualized basis, increasing annually by the All Urban Consumers CPI (applicable local metropolitan area) for the preceding twelve calendar months effective the first full pay period following each anniversary of the Starting Date.

Benefits

For PTO purposes only (and only with respect to this Agreement), you will be treated as having been employed on a full time basis for five (5) years as of the Starting Date, and you will be eligible to participate in benefits including health, dental and life insurance and optional employee benefits available to all Company employees except Company-wide employee bonuses or profit sharing plans.

You will receive reimbursement for ordinary and necessary business expenses incurred in the ordinary course of business consistent with the Company’s policies applicable to all employees and subject to review by the Company’s audit committee.

Bonuses/Incentive Compensation

In addition to the foregoing salary and benefits, you will be eligible for additional compensation as follows if you are still employed by the Company on a full time basis (“Continuing Employment Status”) when the conditions to earn such bonus are fully satisfied.

1.         Annual Bonus.  An Annual Bonus equal to (i) 0.75% of your annual salary, times (ii) each one percent (or any portion thereof) increase in pre-tax earnings (excluding the impact of: a. extraordinary gains and losses as defined by generally accepted accounting principles, b. write-downs of goodwill, c. gains or losses on the sale of a business or product line, d. losses due to a force majure, e. change in accounting method due to a change in GAAP during its first year of application, and f. gains or losses on lawsuits unrelated to the operations of the business, but including 1. changes in balance sheet accruals for bad debts, inventory, warranty and other operational estimates, and 2. any other factor affecting pre-tax income that is not specifically excluded in a through f above) per share for fiscal years ending after July 1, 2006 over the prior fiscal year. For example, if pre-tax earnings per share increased by 18.5% and your salary was $280K at the time, the Annual Bonus would equal $38,850 (0.75% times $280,000 times 18.5) provided that, regardless of any such increase in pre-tax earnings, such bonus shall be subsequently forfeitable in accordance with the provision contained in this Paragraph 1 . The Annual Bonus shall be deemed payable as of the end of the fiscal year and be payable within ten days after you have signed and the Company has filed with the SEC the required Chief Executive Officer certifications, without qualification, for Form 10-KSB (or Form 10-K, as the case may be) for the most recent fiscal year. Continuing Employment Status shall not be required for additional compensation under this “Annual Bonus” section in the event that during the period (i) following the conclusion of the Company’s fiscal year and (ii) prior to the Company’s filing of Form 10-KSB (or Form 10-K, as the case may be), your employment is terminated by the Company without “Cause” or you resign for “Good Reason,” each as defined below):;. If your employment has been terminated by the Company without Cause prior to the time that you have signed such certifications, or by you for Good Reason prior to the time that you have signed such certifications, the Annual Bonus as set forth in this Section 1 which you have earned shall be payable within thirty (30) days following the termination of your employment. If all such filings are not signed and filed, except as specified above, the bonus shall not be payable.

The actual Annual Bonus for fiscal year ending June 30, 2007 shall not exceed $25,000; and shall not exceed $50,000 for fiscal year ending June 30, 2008.

2

2.         Second Bonus. A Second Bonus equal to the appreciation of an aggregate of 450,000 shares of the Company’s common stock over the closing price of such number of shares on the day preceding the Starting Date. Entitlement to this second bonus shall vest at the rate of 33.333% per year commencing with the first anniversary of the Starting Date (subject to acceleration in certain events as provided below), and all or any part of each incremental vested portion shall be exercisable within five years from the date such increment first vested and payable in cash in the installments described below commencing on the earliest of (i) 90 days written notice from you to the Company, based on the average closing price of the Company’s common shares, over the ten trading days immediately preceding receipt of such written 90 day notice outside of any blackout periods applicable to all insiders, (ii) termination of your employment (except for termination of your employment by the Company for “Cause” “ or resignation by you without Good Reason), based on the average closing price of the Company’s common shares over the ten trading days immediately preceding the date of termination, outside of any blackout periods applicable to all insiders ) or (iii) in case of a Liquidity Event as defined below, based on the price per share received by the Company’s shareholders in the Liquidity Event as described herein. Payments of this Second Bonus shall be in quarterly installments equal to 10% of the Company’s pretax net income (and with respect to the final quarterly payment, so much as may remain to be paid), including extraordinary gains and losses, as reported in the Company’s financial statements contained within Form 10-QSB or Form 10-KSB (as the case may be) for the preceding quarter, payable each quarter within thirty (30) days following the determination of such pretax net income; provided, however, that any payments of this Second Bonus which are earned but remain outstanding as of the date of your termination/severance of employment shall be paid over a period of twelve (12) months as set forth under “Termination/Severance,” below. The unpaid portion shall bear no interest and shall become immediately due and payable upon a Liquidity Event.

This Second Bonus may be replaced at the Company’s sole option on or before February 28, 2007 with a grant of 340,000 restricted shares of Common Stock of the Company in accordance with an equity incentive compensation plan if such a plan is approved by the Company’s shareholders at the Company’s 2006 Annual Shareholders’ Meeting (or other such special shareholders’ meeting of the Company) vesting at the rate of 85,000 shares per year commencing January 2, 2007 or the grant date, whichever is later. Vested shares shall have no restrictions imposed with respect to their sale or transfer except those required by laws or regulations. If the restricted stock grant is pursuant to the Company’s general equity incentive plan for its key employees as approved by the Company’s board of directors and shareholders, then the Company shall on a reasonably expedited basis and consistent with past practice, file a Registration Statement on Form S-8 with the Securities and Exchange Commission.

Acceleration

In the event of a transaction in which the Company’s shareholders receive cash or marketable securities for their Company shares (a “Liquidity Event”), the vesting of the unvested restricted shares or portion of the second bonus will accelerate immediately prior to the Liquidity Event as follows: 100% of the total grant of restricted shares or second bonus if the consideration received by Pro-Dex shareholders is $5 per share or greater; 80% if between $4 and $5; and 60% if between $3 and $4. All such price per share amounts in this letter will be proportionately adjusted in the event of a Company recapitalization such a stock split, stock dividend, reverse split, or the like.

Termination/Severance

In the event you are terminated involuntarily by the Company without “Cause” or resign because of and within six months of having provided written notification of such a “Good Reason” as defined below, the Company shall pay you your (i) salary up through the date of termination plus (ii) accrued vacation plus (iii) severance equal to $280,000 and (iv) any Annual Bonus or Second Bonus earned but not yet paid pursuant to this letter as of the termination date (the date you are terminated without “Cause” or upon which you resign with “Good Reason”), each of which shall be paid less applicable withholding as required by law. With the exception of the earned amount of your Annual Bonus (to be paid within thirty (30) days of your termination), the severance payment referred to above shall be made in equal incremental payments, consistent with the Company’s usual payroll payment periods, over a period of twelve (12) months immediately following your last day of employment with the Company. You hereby acknowledge that such severance will be the total and sole remedy for any claims by you, known or unknown, arising from your employment with the Company and you will be required prior to the receipt of such severance payments to execute a written separation agreement with the Company containing a general release of claims against the Company in form and content acceptable to both you and the Company and our respective counsel. However, the release agreement will not alter your rights under the indemnification agreement.

As used herein, the term termination for “Cause” shall mean termination due to:

(i)         your failure or inability to perform your duties with the Company or a related entity;

(ii)        your failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or a related entity to whom you report directly;

(iii)       The Board’s determination on advice of counsel of your commission of an act of fraud or dishonesty; your engagement in illegal conduct, gross misconduct or an act of moral turpitude; or your material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its related entities; or

(iv)       a material breach by you of the terms of this letter.

As used herein, the term resignation for “Good Reason” shall mean your resignation due to:

(i)        a material reduction in your salary as set forth herein or failure of the Company to pay any amount owing to you hereunder when due; or a material reduction in benefits provided to you under the terms of this Letter. For purposes of this letter the term “material reduction in your salary” shall mean a reduction of greater than two percent (2%) of your then salary.

(ii)        the Company’s requiring you to be based full time in any office or location outside of a sixty (60) mile radius from your current residence in Yorba Linda, California;

(iii)       your being requested by the Board to execute any documents or take any action in violation of any laws or regulations applicable to the Company, commit an act of fraud or dishonesty violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its related entities;

(iv)       a Liquidity Event, in which you are not being offered an executive position with substantially comparable compensation, benefits and incentives, or are being offered an executive position with a material diminution in your then-existing authority, duties, or responsibilities (including a position in which the authority, duties, or responsibilities of the supervisor to whom you are required to report are materially diminished), with any successor to the Company based in any office or location inside a sixty (60) miles radius from your current residence in Yorba Linda, California provided that such an offer has not been discouraged by you or your representative. The criteria for determining what is a material diminution in your then-existing authority, duties, or responsibilities or those of your supervisor shall be without regard to duties, authorities and responsibilities of a Director or a Board of Directors, nor titles, but rather on the dollar volume, value  or investment in the business you or your supervisor manage.

or

(v)        a material breach by the Company of the terms of this Letter.

In case of a claim of “Cause” for termination or “Good Reason” for resignation, the Board shall promptly notify you or you shall promptly notify the Board (as the case may be) in writing of the existence of such Cause or Good Reason, and if the basis of such claim is reasonably susceptible of cure and in fact is fully cured within thirty (30) days, it shall no longer be grounds for termination with “Cause” or “Good Reason” for resignation.

Indemnification. Company will continue its commitment to indemnify you in accordance with the Company’s standard Indemnification Agreement for its officers and directors (which you have previously executed in your capacity as a director of the Company).

By accepting this offer, you confirm your understanding that your employment will be on an at-will basis meaning that either you or the Company may terminate the employment relationship at any time for any reason with or without notice or Cause, and that neither you nor the Company has entered into any other agreement regarding the duration of your employment. This Letter represents the full and exclusive understanding between us of the matters set forth herein and there is no other agreement, written or oral, which governs such matters. Please sign both copies of this letter to indicate your acceptance of this offer and retain one copy for your records and return the second copy to us.

Pro-Dex, Inc.

______________________                                                    _________________________

Jeffrey J. Ritchey CFO	Mark Murphy